Exhibit 10.30

{Name of Director}	{DATE}

{Current Address}

Re: Director Agreement

Dear                     ,

On behalf of Chordiant Software, Inc. (“Company”), I am pleased to have you join the Company’s Board of Directors. This letter sets forth the terms of the Director Agreement (the “Agreement”) that the Company is offering to you.

1. APPOINTMENT TO THE BOARD OF DIRECTORS.

1.1 Title, Term and Responsibilities. Subject to terms set forth herein, the Company agrees to appoint you to serve as a Director on the Company’s Board of Directors (the “Board”), and you hereby accept such appointment the date you sign this Agreement (the “Effective Date”). You will serve as a Director of the Board from the Effective Date until you voluntarily resign, are removed from the Board or are not reelected (the “Term”). Your rights, duties and obligations as a Director shall be governed by the Certificate of Incorporation and By-Laws of the Company, each as amended from time to time (collectively, the “Governing Documents”), except that where the Governing Documents conflict with this Agreement, this Agreement shall control.

1.2 Mandatory Board Meeting Attendance. As a Director, you agree to apply all reasonable efforts to attend each regular meeting of the Board and no fewer than seventy-five percent (75%) of these meetings of the Board in person, and no more than twenty-five percent (25%) of such meetings by telephone or teleconference.

1.3 Independent Contractor. Under this Agreement, your relationship with the Company will be that of an independent contractor as you will not be an employee of the Company nor eligible to participate in regular employee benefit and compensation plans of the Company.

2. COMPENSATION AND BENEFITS.

2.1 Retainer. The Company will pay you a quarterly retainer for each quarter you serve on the Board (the “Retainer”) to be paid in quarterly installments of Seven Thousand Five Hundred Dollars ($7,500), payable subject to your attendance at the regular Board meeting in each calendar quarter (i.e., January, April, July and October). The Company’s obligation to pay the Retainer will cease upon the termination of the Term. You agree to attend at least 3 out of the 4 regularly scheduled Board meetings for the Retainer. In addition to the Retainer, in the event you are a member of and serve on the Audit Committee and/or the Compensation Committee and/or other committee that a fee is payable, the Company will pay you Seven Hundred and Fifty Dollars ($750), payable subject to your attendance (the “Committee Retainer”), for each regularly scheduled Audit Committee and/or Compensation committee and/or other committee meeting that a fee is payable in each calendar quarter. The Company’s obligation to pay the Committee Retainer will cease upon termination of the Term.

2.2 Options. Subject to the approval of the Board, the Company will grant you an initial option to purchase twenty-five thousand (25,000) shares of the common stock of the Company under the Non-Employee Director’s Stock Option Plan. Under the terms of this plan, you may be granted an additional seven thousand five hundred (7,500) options for each year of participation as a Director, and an additional five thousand (5,000) options for each year of participation as a member of the Compensation and/or Audit committee of the Board, per committee membership. The options shall have an exercise price equal to the fair market value of the shares as of the date of the grant, as set by the Board of the Company.

2.3 Business Expense Reimbursement. The Company will reimburse you for all reasonable travel, entertainment or other expenses incurred by you in connection with your services hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

2.4 Indemnification. You will receive indemnification as a Director of the Company to the maximum extent extended to directors and certain executives of the Company generally, as provided by the Governing Documents.

2.5 Tax Indemnification. You acknowledge that the Company will not be responsible for the payment of any federal or state taxes that might be assessed with respect to the Retainer and the options and you agree to be responsible for all such taxes.

3. PROPRIETARY INFORMATION OBLIGATIONS.

3.1 Proprietary Information. You agree that during the Term and thereafter that you will take all steps reasonably necessary to hold all information of the Company, which a reasonable person would believe to be confidential or proprietary information, in trust and confidence, and not disclose any such confidential or proprietary information to any third party without first obtaining the Company’s express written consent on a case-by-case basis.

3.2 Third Party Information. The Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold such Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with your services for Company under this Agreement, Third Party Information unless expressly authorized in writing by the Company.

3.3 Return of Company Property. Upon the end of the Term or upon the Company’s earlier request, you agree to deliver to the Company any and all notes, materials and documents, together with any copies thereof, which contain or disclose any confidential or proprietary information or Third Party Information.

4. OUTSIDE ACTIVITIES.

4.1 Investments and Interests. Except as permitted by Sections 4.2, you agree not to participate in, directly or indirectly, any position or investment known by you to be materially adverse to the Company.

4.2 Activities. Except with the prior written consent of the Board, you will not during your tenure as a member of the Company’s Board undertake or engage in any other directorship, employment or business enterprise in direct competition with the Company, other than ones in which you are a passive investor or other activities in which you were a participant prior to your appointment to the Board as disclosed to the Company.

4.3 Other Agreements. You agree that you will not disclose to the Company or use on behalf of the Company any confidential information governed by any agreement between you and any third party except in accordance with such agreement.

5. TERMINATION Of DIRECTORSHIP.

Voluntary Resignation, Removal Pursuant to Bylaws and Stockholder Action. You may resign from the Board at any time with or without advance notice, with or without reason. You may be removed from the Board at any time, for any reason, in any manner provided by the Governing Documents and applicable law. You also may be removed from the Board at any time, by an affirmative vote of a majority of the stockholders of the Company.

6. GENERAL PROVISIONS.

6.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable such provision will be reformed, construed and enforced to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

6.2 Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to your service as a Director and supersedes any prior agreement, promise, representation or statement written between you and the Company with regard to this subject matter. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by the party or parties affected by such modification or amendment.

6.3 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your rights or duties hereunder without the written consent of the Company.

6.4 Governing Law. This Agreement will be governed by the law of the State of Delaware as applied to contracts made and performed entirely within Delaware.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this Agreement below.

Sincerely,

Sam Spadafora
Chairman
Chordiant Software, Inc.

ACCEPTED AND AGREED:

Signature

Date

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